This Partnership is the general partner of Apollo European Principal Finance Fund, L.P., its parallel funds and Apollo European Principal Finance Fund (Feeder), L.P. and earns the “carried interest” on EPF Fund profits.

Dated February 3, 2011

APOLLO EPF ADVISORS, L.P.

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

TABLE OF CONTENTS
Page
1.DEFINITIONS AND INTERPRETATION    2
2.FORMATION AND ORGANIZATION    9
3.CAPITAL    11
4.DISTRIBUTIONS    16
5.MANAGEMENT    18
6.ADMISSIONS, TRANSFERS AND WITHDRAWALS    24
7.POINTS    27
8.DISSOLUTION AND LIQUIDATION    29
9.POINTS COMMITTEE    30
10. GENERAL PROVISIONS    31

i

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF APOLLO EPF ADVISORS, L.P.
This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the “Agreement”) of Apollo EPF Advisors, L.P., a Cayman Islands exempted limited partnership (the “Partnership”), is made February 3, 2011 by and among:

(1)	APOLLO EPF CAPITAL MANAGEMENT, LIMITED, a Cayman Islands exempted company, as the sole general partner (the “General Partner”);

(2)	APOLLO PRINCIPAL HOLDINGS IV, L.P., a Cayman Islands exempted limited partnership, as the initial limited partner; and

(3)	the parties whose names and business addresses are listed from time to time as limited partners on the Schedule of Partners (as defined herein), as limited partners (the “Limited Partners”).
WHEREAS:

(A)	the Partnership was formed pursuant to an Initial Exempted Limited Partnership Agreement on 4 May 2007 (the “Original Agreement”) between the General Partner and APH (as defined below);

(B)
the parties desire to continue the Partnership as an Exempted Limited Partnership and to amend and restate the Original Agreement in its entirety in connection with the operation of the Fund (as defined below).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (except as stated otherwise):

“Act”	means the Exempted Limited Partnership Law (as amended) of the Cayman Islands, as in effect on the date hereof and as amended from time to time, or any successor law;
“Affiliate”	means with respect to any Person any other Person directly or indirectly controlling, controlled by or under common control with such Person;
“Agreement”	means this Amended and Restated Limited Partnership Agreement, as amended or supplemented from time to time;
“APH’’	means Apollo Principal Holdings IV, L.P. (or its assignees or transferees);
“Capital Account”	means with respect to each Partner the capital account established and maintained on behalf of such Partner as described in Section 3.3;
“Cause”	shall have the meaning set out in the EPF Co-Investors Agreement;
“Clawback Amount”
means the amount of any payments required to be made by the Partnership to the Fund General Partner to allow EPF Advisors to pay any Fund pursuant to Section 10.3 of the Fund LP Agreement of such Fund;

“Clawback Share”
means, with respect to any Partner (or former Partner) and any Clawback Amount, a portion of such Clawback Amount equal to (i) the cumulative amount distributed to such Partner (or former Partner) prior to the time of determination of Operating Profit attributable to the Fund, divided by (ii) the cumulative amount so distributed to all Partners (and former Partners) with respect to such Operating Profit attributable to the Fund;

“Code”	means the United States Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law;

“Confidential Information”
means information that has not been made publicly available by or with the permission of the General Partner and that is obtained or learned by a Limited Partner as a result of or in connection with such Partner’s association with the Partnership or any of its Affiliates concerning the business, affairs or activities of the Partnership, any of its Affiliates or any of the Portfolio Investments, including, without limitation, models, codes, client information (including client identity and contacts, client lists, client financial or personal information), financial data, know-how, computer software and related documentation, trade secrets, and other forms of sensitive or valuable non-public information obtained or learned by the Limited Partner as a result of such Limited Partner’s participation in the Partnership. For the avoidance of doubt, Confidential Information does not include information concerning non-proprietary business or investment practices, methods or relationships customarily employed or entered into by comparable business enterprises;

“Covered Person”	has the meaning ascribed to that term in Section 5.7;
“Disability”
means, with respect to a Limited Partner, any physical or mental illness, disability or incapacity that prevents the Limited Partner from performing substantially all of his duties as an employee, partner, member or other analogous position;

“EPF Co-Investors”	means Apollo EPF Co-Investors (A), L.P., a Cayman Islands exempted limited partnership;
“EPF Co-Investors Agreement”	means the limited partnership agreement of EPF Co-Investors, as amended from time to time;
“FC Loss”
means, with respect to any Fiscal Year, the portion of any Losses and any Portfolio Investment Loss allocable to the Partnership, but only to the extent such allocation is made by the Fund to the Partnership in proportion to the Partnership’s capital contribution to the Fund, as determined pursuant to the Fund LP Agreement;

“FC Profit”
means, with respect to any Fiscal Year, the portion of any Profit and any Portfolio Investment Gain allocable to the Partnership, but only to the extent such allocation is made by the Fund to the Partnership in proportion to the Partnership’s capital contribution to the Fund, as determined pursuant to the Fund LP Agreement;

“FC Share”	means a share of the FC Profit or FC Loss with respect to the Fund. The aggregate number of FC Shares shall be equal to the Euro amount of the Partnership’s capital commitment to the Fund;

“Final Adjudication”	has the meaning ascribed to that term in Section 5.7;
“Fiscal Year”
means, with respect to a year, the period commencing on January 1 of such year and ending on December 31 of such year (or on the date of a final distribution pursuant to Section 8.1(a)), unless the General Partner shall elect another fiscal year for the Partnership which is a permissible taxable year under the Code;

“Fund”
means each of Apollo European Principal Finance Fund, L.P., a Cayman Islands exempted limited partnership, Apollo European Principal Finance Fund (Feeder), L.P., a Cayman Islands exempted limited partnership and each other entity that is a “Parallel Fund” or “Feeder Fund” within the meaning of the Fund LP Agreement of the Funds (provided that such “Parallel Fund” or “Feeder Fund” has appointed the Partnership as its general partner). Such term also includes each alternative investment vehicle created by any such Parallel Fund, to the extent the context so requires;

“Fund General Partner”	means the Partnership in its capacity as general partner of any of the Funds pursuant to the Fund LP Agreements;
“Fund LP Agreement”	means the limited partnership agreement of any of the Funds, as amended from time to time;
“General Partner”
means Apollo EPF Capital Management, Limited, a Cayman Islands exempted company, in its capacity as general partner of the Partnership or any successor to the business of the General Partner in its capacity as general partner of the Partnership;

“Limited Partner”
means any Person admitted as a limited partner to the Partnership in accordance with this Agreement, until such Person withdraws entirely as a limited partner of the Partnership, in its capacity as a limited partner of the Partnership;

“Losses”	has the meaning ascribed to that term m the Fund LP Agreement;
“Management Company”	has the meaning ascribed to that term in each of the Fund LP Agreements;

v

“Operating Loss”
means, with respect to any Fiscal Year, any net loss of the Partnership, adjusted to exclude (i) any FC Profit or FC Loss and (ii) the effect of any reorganization, restructuring or other capital transaction proceeds derived by the Partnership. To the extent derived from the Fund, any items of income, gain, loss, deduction and credit shall be determined in accordance with the same accounting policies, principles and procedures applicable to the determination by the Fund, and any items not derived from the Fund shall be determined in accordance with the accounting policies, principles and procedures used by the Partnership for United States federal income tax purposes;

“Operating Profit”
means, with respect to any Fiscal Year, any net income of the Partnership, adjusted to exclude (i) any FC Profit or FC Loss and (ii) the effect of any reorganization, restructuring or other capital transaction proceeds derived by the Partnership. To the extent derived from the Fund, any items of income, gain, loss, deduction and credit shall be determined in accordance with the same accounting policies, principles and procedures applicable to the determination by the Fund, and any items not derived from the Fund shall be determined in accordance with the accounting policies, principles and procedures used by the Partnership for United States federal income tax purposes;

“Partner”	means the General Partner and any of the Limited Partners and “Partners” means the General Partner and all of the Limited Partners;
“Permanent Disability”	means a Disability that continues for (a) periods aggregating at least 24 months during any period of 48 consecutive months or (b) such shorter period as the General Partner may determine;
“Partnership”	means the exempted limited partnership continued pursuant to this Agreement;
“Person”
means any individual, partnership, corporation, limited liability company, joint venture, joint stock company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such), government, governmental agency, political subdivision of any government, or other entity;

“Point”	has the meaning ascribed to that term in Section 7.l(a);
“Portfolio Investment”	has the meaning ascribed to that term in each of the Fund LP Agreements;

“Portfolio Investment Gain”	has the meaning ascribed to that term in each of the Fund LP Agreements;
“Portfolio Investment Loss”	has the meaning ascribed to that term in each of the Fund LP Agreements;
“Profit”
means, with respect to any Fiscal Year, any net income of the Partnership. To the extent derived from the Fund General Partner, any items of income, gain, loss, deduction and credit shall be determined in accordance with the same accounting policies, principles and procedures applicable to the determination by the Fund General Partner, and any items not derived from the Fund General Partner shall be determined in accordance with the accounting policies, principles and procedures used by the Partnership for United States federal income tax purposes;

“Related Party”
means, with respect to any Limited Partner:
(a) any spouse, child, parent or other lineal descendant of such Limited Partner or such Limited Partner’s parent, or any natural Person who occupies the same principal residence as the Limited Partner;
(b) any trust or estate in which the Limited Partner and any Related Party or Related Parties (other than such trust or estate) collectively have more than 80 percent of the beneficial interests (excluding contingent and charitable interests);
(c) any entity of which the Limited Partner and any Related Party or Related Parties (other than such entity) collectively are beneficial owners of more than 80 percent of the equity interest; and
(d) any Person with respect to whom such Limited Partner is a Related Party.

“Retired Partner”	means any Limited Partner who has become a retired partner in accordance with or pursuant to Section 7.2.
“Schedule of Partners”
means a schedule to be maintained by the General Partner showing the following information with respect to each Partner: name, address, date of admission and withdrawal, required capital contribution (if any), and FC Share (if any);

“Transfer”
means any direct or indirect sale, exchange, transfer, assignment or other disposition by a Partner of any or all of such Partner’s interest in the Partnership (whether respecting, for example, economic rights only or all the rights associated with the interest) to another Person, whether voluntary or involuntary;

“Treasury Regulations”	means the regulations promulgated under the Code;
“Unvested Points”
means, with respect to any Limited Partner as of the commencement of any Vesting Period, any amount by which (a) the total Points assigned to such Limited Partner as of such date, excluding, unless otherwise determined by the General Partner, any Points assigned to such Limited Partner pursuant to Section 7.3(b), exceed (b) such Limited Partner’s Vested Points, if any, as of such time. Any reduction of such Limited Partner’s Points in connection with the admission of a new Partner or the increase of the Points of any existing Limited Partner pursuant to Section 6.1 shall first reduce such Limited Partner’s Unvested Points to the extent thereof, and the balance of any such reduction shall be applied to such Limited Partner’s Vested Points;

“Vested Points”
means, with respect to any Limited Partner at any time, the sum of:
(a) with respect to the first Vesting Period, the product of (i) such Limited Partner’s Points as of the commencement of the first Vesting Period multiplied by (ii) such Limited Partner’s Vesting Percentage with respect to the first Vesting Period, plus
(b) with respect to each Vesting Period after the first Vesting Period and without duplication (i) such Limited Partner’s Vested Points, if any, as of the close of the immediately preceding Vesting Period, plus (ii) the product of (A) such Limited Partner’s Unvested Points as of the commencement of such Vesting Period multiplied by (B) such Limited Partner’s Vesting Percentage with respect to such Vesting Period;

“Vesting Date”
means, with respect to any Limited Partner, the last day of the calendar month coinciding with or immediately preceding any of the following:
(a) the date on which such Limited Partner becomes a Retired Partner; or
(b) the date of an increase in such Limited Partner’s Points pursuant to Section 6.l(a), or the date of a reduction in such Limited Partner’s Points in connection with the admission of an additional Limited Partner or an increase in another Limited Partner’s Points pursuant to Section 6.1;

“Vesting Percentage”
means, with respect to any Vesting Period of any Limited Partner..., provided that the General Partner may in its sole and absolute discretion agree a different definition of Vesting Percentage in relation to any Limited Partner by separate agreement with such Limited Partner in which case, such amended definition shall be deemed to apply to such Limited Partner for all purposes of this Agreement or otherwise; and

“Vesting Period”
means, with respect to any Limited Partner, an initial period that commences as of the later of January 1, 2010 or the effective date of such Limited Partner’s admission to the Partnership and ends on the first Vesting Date thereafter, and each subsequent period that commences on the next day following the immediately preceding Vesting Date and ends on the next succeeding Vesting Date.

2.	FORMATION AND ORGANIZATION

2.1	Formation
The Partnership was formed as an exempted limited partnership under and pursuant to the Act on 4 May 2007 and is hereby continued. The General Partner shall execute, acknowledge and file any instruments, documents and certificates which, in the opinion of the Partnership’s legal counsel, may from time to time be required by the laws of the Cayman Islands or any other jurisdiction in which the Partnership shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership.

2.2	Name
The name of the Partnership is “Apollo EPF Advisors, L.P.” or such other name as the General Partner may hereafter adopt upon causing an appropriate amendment to be made to this Agreement. Promptly thereafter, the General Partner shall send notice thereof to each Limited Partner.

2.3	Offices

(a)	The Partnership shall maintain its principal office, and may maintain one or more additional offices, at such place or places as the General Partner may from time to time determine.

(b)
The General Partner shall arrange for the Partnership to have and maintain in the Cayman Islands, at the expense of the Partnership, a registered office and registered agent for service of process on the Partnership as required by the Act. The name and address of the Partnership’s registered office in the Cayman Islands is c/o Walkers Corporate Services Limited, Walker House, Mary Street, Georgetown, Grand Cayman, KY1-9005, Cayman Islands. The name and address of the Partnership’s registered agent for service of process in the Cayman Islands is Walkers Corporate Services Limited, Walker House, Mary Street, Georgetown, Grand Cayman, KY1-9005, Cayman Islands. The General Partner may change such registered office and/or agent and amend this Agreement without the consent of any Limited Partner to reflect such change. The General Partner shall notify the Limited Partners of any such change.

2.4	Term of the Partnership

(a)	The term of the Partnership shall continue until the first to occur of any of the following:

(i)	any date on which the General Partner shall elect to wind up and dissolve the Partnership; or

(ii)	the entry of a decree of judicial dissolution under the Act.

(b)
The parties agree that irreparable damage would be done to the goodwill and reputation of the Partners if any Limited Partner should bring an action to wind up and dissolve the Partnership. Care has been taken in this Agreement to provide for fair and just payment in liquidation of the interests of all Partners. Accordingly, to the fullest extent permitted by law, each Limited Partner hereby waives and renounces its right to seek to obtain an order to wind up and/or dissolve the Partnership or to seek the appointment of a liquidator for the Partnership, except as provided herein.

2.5	Purpose of the Partnership
The principal purpose of the Partnership is to act as the general partner of the Funds pursuant to the Fund LP Agreements and to undertake such related and incidental activities and execute and deliver such related documents necessary or incidental thereto. The purpose of the Partnership shall be limited to serving as a general partner of direct investment funds, including any of their Affiliates, and the provision of investment management and advisory services.

2.6	Actions by the Partnership
The Partnership may execute, deliver and perform, and the General Partner may execute and deliver, all contracts, agreements and other undertakings, and engage in all activities and transactions as may in the opinion of the General Partner be necessary or advisable to carry out the objects and purposes of the Partnership, without the approval of any Limited Partner.

2.7	Admission of Limited Partners
On the date hereof, the Persons whose names are set forth in the Schedule of Partners under the caption “Limited Partners” shall be admitted to the Partnership or shall continue, as the case may be, as limited partners of the Partnership upon their execution of this Agreement or such other instrument evidencing, to the satisfaction of the General Partner, such Limited Partner’s intent to become a Partner and to become bound by the terms of this Agreement.

3.	CAPITAL

3.1	Contributions to Capital

(a)
Any required contribution of a Limited Partner to the capital of the Partnership shall be as set forth in the Schedule of Partners. Contributions to the capital of the Partnership shall be made as of the date of admission of such Limited Partner as a limited partner of the Partnership and as of each such other date as may be specified by the General Partner. Except as otherwise permitted by the General Partner, all contributions to the capital of the Partnership by each Limited Partner shall be payable exclusively in cash.

(b)	The General Partner shall make capital contributions from time to time to the extent necessary to ensure that the Partnership meets its obligations to make contributions of capital to the Fund.

(c)
No Partner shall be obligated, nor shall any Partner have any right, to make any contribution to the capital of the Partnership other than as specified in this Section 3.1 or Section 4.2(a). No Limited Partner shall be obligated to restore any deficit balance in its Capital Account.

(d)
To the extent, if any, that it is determined that the Partnership, as the Fund General Partner, is required to pay a Clawback Amount to the Fund, each Partner, and each former Partner, shall be required to participate in such payment and contribute to the Partnership an amount equal to such Partner’s (or former Partner’s) Clawback Share of any Clawback Amount, but not in any event in excess of the cumulative amount theretofore distributed to such Partner, or former Partner, with respect to the Operating Profit attributable to the Fund. To the extent, if any, that it is determined that the Partnership is required pursuant to Section 10.3 of any Fund LP Agreement, or otherwise, to pay to the Fund any amount representing distributions of the Fund each Partner having an FC Share shall be required to participate in such payment and contribute to the Partnership an amount equal to such Partner’s pro rata share of any such amount, but not in any event in excess of the cumulative amount theretofore distributed to such Partner with respect to the Profit attributable to the Fund.

3.2	Rights of Partners in Capital

(c)	No Partner shall be entitled to interest on its capital contributions to the Partnership.

(d)
No Partner shall have the right to distributions or the return of any contribution to the capital of the Partnership except (i) for distributions in accordance with Section 4.1, or (ii) upon dissolution of the Partnership. The entitlement to any such return at such time shall be limited to the value of the Capital Account of the Partner. The General Partner shall not be liable for the return of any such amounts.

3.3	Capital Accounts

(c)	The Partnership shall maintain for each Partner a separate Capital Account.

(d)
Each Partner’s Capital Account shall have an initial balance equal to the amount of any cash and the net value of any securities or other property constituting such Partner’s initial contribution to the capital of the Partnership.

(e)	Each Partner’s Capital Account shall be increased by the sum of:

(i)	the amount of cash and the net value of any securities or other property constituting additional contributions by such Partner to the capital of the Partnership permitted pursuant to Section 3.1, plus

(ii)	the portion of any FC Profit allocated to such Partner’s Capital Account pursuant to Section 3.4, plus

(iii)	the portion of any Operating Profit allocated to such Partner’s Capital Account pursuant to Section 3.4, plus

(iv)
such Partner’s allocable share of any decreases in any reserves recorded by the Partnership pursuant to Section 3.6, to the extent the General Partner determines that, pursuant to any provision of this Agreement, such item is to be credited to such Partner’s Capital Account on a basis which is not in accordance with the current respective Points of all Partners.

(f)	Each Partner’s Capital Account shall be reduced by the sum of (without duplication):

(i)	the portion of any FC Loss allocated to such Partner’s Capital Account pursuant to Section 3.4, plus

(ii)	the portion of any Operating Loss allocated to such Partner’s Capital Account pursuant to Section 3.4, plus

(iii)
the amount of any cash and the net value of any property distributed to such Partner pursuant to Section 4.1, or Section 8.1 including any amount deducted pursuant to Section 4.2 or Section 5.4 from any such amount distributed, plus

(iv)
any withholding taxes or other items payable by the Partnership and allocated to such Partner pursuant to Section 5.4(b), any increases in any reserves recorded by the Partnership pursuant to Section 3.6, to the extent the General Partner determines that, pursuant to any provision of this Agreement, such item is to be charged to such Partner’s Capital Account on a basis which is not in accordance with the current respective Points of all Partners.

3.4	Allocation of Profit and Loss

(a)	Allocations of Profit. FC Profit and Operating Profit for any Fiscal Year shall be allocated to the Partners:

(i)	first, to Partners to which FC Loss and Operating Loss previously have been allocated pursuant to Section 3.4(b), to the extent of and in proportion to the amount of such losses;

(ii)
next, to the extent that the cumulative amount of distributions pursuant to Section 4 (other than distributions representing a return of such Partners’ capital contributions) exceeds the cumulative amount of FC Profit and Operating Profit previously allocated to such Partners pursuant to Section 3.4(a), in the order that such distributions occurred; and

(iii)
thereafter, any remaining such FC Profit and Operating Profit shall be allocated among the Partners so as to produce Capital Accounts (computed after taking into account any other FC Profit and Operating Profit or FC Loss and Operating Loss for the Fiscal Year in which such event occurred and all distributions pursuant to Section 4 with respect to such Fiscal Year and after adding back each Partner’s share, if any, of Partner Nonrecourse Debt Minimum Gain, as defined in Treasury Regulations sections 1.704 - 2(b)(2) and 1.704 - 2(i), or Partnership Minimum Gain, as defined in Treasury Regulations sections 1.704 - 2(b)(2) and 1.704 - 2(d)) for the Partners such that a distribution of an amount of cash equal to such Capital Account balances in accordance with such Capital Account balances would be in the amounts, sequence and priority set forth in Section 4.

(b)
Allocations of Losses. Subject to the limitation of Section 3.4(c), FC Loss for any Fiscal Year shall be allocated among the Partners in proportion to their respective FC Shares as of the close of such Fiscal Year, and Operating Loss for any Fiscal Year shall be allocated among the Partners in proportion to their respective Points as of the close of such Fiscal Year.

(c)
To the extent that the allocations of FC Loss or Operating Loss contemplated by Section 3.4(b) would cause the Capital Account of any Limited Partner to be less than zero, such FC Loss or Operating Loss shall to that extent instead be allocated to and debited against the Capital Account of the General Partner. Following any such adjustment pursuant to Section 3.4(c) with respect to any Limited Partner, any FC Profit or Operating Profit for any subsequent Fiscal Year which would otherwise be credited to the Capital Account of such Limited Partner pursuant to Section 3.4(a) shall instead be credited to the Capital Account of the General Partner until the cumulative amounts so credited to the Capital Account of the General Partner with respect to such Limited Partner pursuant to Section 3.4(c) is equal to the cumulative amount debited against the Capital Account of the General Partner with respect to such Limited Partner pursuant to Section 3.4(c).

(d)	Special Allocations

(v)
Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations     section 1.704-l(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance in the Capital Account of such Partner as quickly as possible; provided that an allocation pursuant to this Section 3.4(d)(i) may be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.4(d)(i) were not in this Agreement. This Section 3.4(d)(i) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii), and shall be interpreted consistently therewith.

(vi)
Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations sections 1.704-2(g)(l) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 3.4(d)(ii) may be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.4(d)(i) and this Section 3.4(d)(ii) were not in this Agreement.

(vii)
Other Special Allocations. Special allocations shall be made in accordance with the requirements set forth in the Treasury Regulations sections 1.704-2(f), (g) and (j) (minimum gain chargeback), 1.704-2(i)(4) (partner minimum gain chargeback), 1.704-2(i)(2) (nonrecourse deductions), and, to the extent that an election under section 754 of the Code is in effect, 1.704- l(b)(2)(iv)(m) (section 754 adjustments).

(e)
Each Limited Partner’s rights and entitlements as a Limited Partner are limited to the rights to receive allocations and distributions of FC Profit and Operating Profit expressly conferred by this Agreement and any side letter or similar agreement entered into pursuant to Section 10.1(b) and the other rights expressly conferred by this Agreement and any such side letter or similar agreement or required by the Act, and a Limited Partner shall not be entitled to any other allocations, distributions or payments in respect of its interest, or to have or exercise any other rights, privileges or powers.

3.5	Tax Allocations

(a)
For United States federal, state and local income tax purposes, Partnership income, gain, loss, deduction or credit (or any item thereof) for each Fiscal Year shall be allocated to and among the Partners in order to reflect the allocations of FC Profit, FC Loss, Operating Profit and Operating Loss pursuant to Section 3.4 for such Fiscal Year, taking into account any variation between the adjusted tax basis and book value of Partnership property in accordance with the principles of section 704(c) of the Code.

(b)
If any Partner or Partners are treated for United States federal income tax purposes as realizing ordinary income because of receiving an interest in the Partnership (whether under section 83 of the Code or under any similar provision of any law, rule or regulation) and the Partnership is entitled to any offsetting deduction (net of any income realized by the Partnership as a result of such receipt), the Partnership’s net deduction shall be allocated to and among the Partners in such manner as to offset, as nearly as possible, the ordinary income realized by such Partner or Partners.

3.6	Reserves; Adjustments for Certain Future Events

(a)
Appropriate reserves may be created, accrued and charged against the Operating Profit or Operating Loss for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner or as of each other date as the General Partner deems appropriate, such reserves to be in the amounts which the General Partner deems necessary or appropriate, including for the avoidance of doubt, in respect of any potential Clawback Amount. The General Partner may increase or reduce any such reserve from time to time by such amounts as the General Partner deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Partners at the time when such reserve is created, increased or decreased, as the case may be, in proportion to their respective Points at such time.

(b)
If any amount is required by Section 3.6(a) to be credited to a Person who is no longer a Partner, such amount shall be paid to such Person in cash. Any amount required to be charged pursuant to Section 3.6(a) shall be debited against the current balance in the Capital Account of the affected Partners. To the extent that the aggregate current Capital Account balances of such affected Partners are insufficient to cover the full amount of the required charge, the deficiency shall be debited against the Capital Accounts of the other Partners in proportion to their respective Capital Account balances at such time; provided that each such other Partner shall be entitled to a preferential allocation, in proportion to and to the extent of such other Partner’s share of any such deficiency of any Operating Profit that would otherwise have been allocable after the date of such charge to the Capital Accounts of the affected Partners whose Capital Accounts were insufficient to cover the full amount of the required charge.

3.7	Finality and Binding Effect of General Partner’s Determinations
All matters concerning the determination, valuation and allocation among the Partners with respect to any profit or loss of the Partnership and any associated items of income, gain, deduction, loss and credit, pursuant to any provision of this Section 3, including any accounting procedures applicable thereto, shall be determined by the General Partner, and such determinations and allocations shall be final and binding on all the Partners.

4.	DISTRIBUTIONS

4.1	Distributions

(e)
Any amount of cash or property received as a distribution from the Fund by the Partnership in its capacity as a partner, to the extent such amount is determined by reference to the capital commitment of the Partnership in, or the capital contributions of the Partnership to, the Fund, shall be promptly distributed by the Partnership to the Partners in proportion to their respective FC Shares determined:

(i)	in the case of any distributions received from the Fund which are comprised of proceeds from the disposition of a Portfolio Investment by the Fund, as of the date of such disposition by the Fund; and

(ii)	in the case of any other distribution, as of the end of the relevant Fiscal Year in respect of which such distribution is made by the Fund.

(f)
The General Partner shall use reasonable efforts to cause the Partnership to distribute, as promptly as practicable after receipt by the Partnership, any available revenues attributable to items included in the determination of Operating Profit, subject to (i) the provisions of section 10.3 of the Fund LP Agreement, and (ii) the retention of such reserves as the General Partner considers appropriate or necessary for purposes of the prudent and efficient financial operation of the Partnership’s business including in accordance with Section 3.6 hereof and for purposes of satisfying the Partnership’s anticipated obligations under section 10.3 of the Fund LP Agreement. Any such distributions shall be made to Partners in proportion to their respective Points, determined:

(A)	in the case of any amount of revenue received from the Fund that is attributable to the disposition of a Portfolio Investment by the Fund, as of the date of such disposition by the Fund; and

(B)	in any other case, as of the date of receipt of such revenue by the Partnership.

(g)	Any other distributions or payments in respect of the interests of Partners shall be made at such time, in such manner and to such Partners as the General Partner shall determine.

(h)
The General Partner may cause the Partnership to pay distributions to the Partners at any time in addition to those contemplated by Section 4.1(a), (b) or (c), in cash or in kind. Distributions of any such amounts shall be made to the Partners in proportion to their respective Points, determined immediately prior to giving effect to such distribution.

4.2	Withholding of Certain Amounts

(g)
If the Partnership incurs a withholding tax or other tax obligation with respect to the share of Partnership income allocable to any Partner, then the General Partner, without limitation of any other rights of the Partnership, may cause the amount of such obligation to be debited against the Capital Account of such Partner when the Partnership pays such obligation, and any amounts then or thereafter distributable to such Partner shall be reduced by the amount of such taxes. If the amount of such taxes is greater than any such then distributable amounts, then such Partner and any successor to such Partner’s interest shall indemnify and hold harmless the Partnership and the General Partner against, and shall pay to the Partnership as a contribution to the capital of the Partnership, upon demand of the General Partner, the amount of such excess.

(h)
The General Partner may withhold from any distribution or other payment to any Limited Partner pursuant to this Agreement or otherwise any other amounts due from such Limited Partner to the Partnership or the General Partner pursuant to this Agreement to the extent not otherwise paid. Any amounts so withheld shall be applied by the General Partner to discharge the obligation in respect of which such amounts were withheld.

4.3	Limitation on Distributions
Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of such Partner’s interest in the Partnership if such distribution would violate the Act or other applicable law.

5.	MANAGEMENT

5.1	Rights and Powers of the General Partner

(i)
Subject to the terms and conditions of this Agreement, the General Partner shall have complete and exclusive responsibility (i) for all management decisions to be made on behalf of the Partnership, and (ii) for the conduct of the business and affairs of the Partnership, including all such decisions and all such business and affairs to be made or conducted by the Partnership in its capacity as Fund General Partner.

(j)
Without limiting the generality of the foregoing, the General Partner shall have full power and authority to execute, deliver and perform such contracts, agreements and other undertakings, and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Section 5.1, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings and transactions with any Partner or with any other Person having any business, financial or other relationship with any Partner or Partners. The Partnership, and the General Partner on behalf of the Partnership, may enter into and perform the Fund LP Agreement and any documents contemplated thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person, including any Partner, notwithstanding any other provision of this Agreement. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other documents on behalf of the Partnership. Except as otherwise expressly provided herein or as required by law, all powers and authority vested in the General Partner by or pursuant to this Agreement or the Act shall be construed as being exercisable by the General Partner in its sole and absolute discretion.

(k)
The General Partner shall be the “tax matters partner” for purposes of section 6231(a)(7) of the Code. Each Partner agrees not to treat, on such Partner’s United States federal income tax return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Partnership. The General Partner shall have the exclusive authority to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other revenue laws.

5.2	Delegation of Duties

(f)
Subject to Section 5.1 and Section 5.2(d), the General Partner may delegate to any Person or Persons any of the duties, powers and authority vested in it hereunder on such terms and conditions as it may consider appropriate.

(g)
Without limiting the generality of Section 5.2(a), but subject to the limitations contained in Section 5.2(d), the General Partner shall have the power and authority to appoint any Person, including any Person who is a Limited Partner, to provide services to and act as an employee or agent of the General Partner or an employee or officer with such titles and duties as may be specified by the General Partner, including the following:

(i)
a chief financial officer, who will have authority to disburse funds for the account of the Partnership and the Fund for any proper purpose, to establish deposit accounts with banks or other financial institutions, to make permitted investments of Partnership assets, and to take any other permitted actions pertaining to the finances of the Partnership and the Fund;

(ii)	a chief accounting officer, who will have authority to prepare and maintain financial and accounting books, records and statements of the Partnership and the Fund; and

(iii)
one or more vice presidents, treasurers and controllers, who will have authority to execute any of its decisions and to take any other permitted actions on behalf of the Partnership (including in its capacity as Fund General Partner) subject to the supervision of the chief executive officer, the chief financial officer or the chief accounting officer.

Any Person appointed by the General Partner to serve as an officer, employee or agent of the General Partner in its capacity as general partner of the Partnership shall be subject to removal at any time by the General Partner; and shall report to and consult with the General Partner at such times and in such manner as the General Partner may direct.

(h)
Any Person who is a Limited Partner and who acts for and on behalf of the General Partner pursuant to this Section 5.2 or any other provision of this Agreement shall be subject to the same standard of care, and shall be entitled to the same rights of indemnification and exoneration, applicable to the General Partner under and pursuant to Section 5.7, unless such Person and the General Partner mutually agree to a different standard of care or right to indemnification and exoneration to which such Person shall be subject.

(i)
The General Partner shall be permitted to designate one or more committees of the Partnership which committees may include Limited Partners as members. Any such committees shall have such powers and authority granted by the General Partner. Any Limited Partner who has agreed to serve on a committee shall not be deemed to have the power to bind or act for or on behalf of the Partnership in any manner and in no event shall a member of a committee be considered a general partner of the Partnership by agreement, estoppel or otherwise or be deemed to participate in the control of the business of the Partnership as a result of the performance of his duties hereunder or otherwise.

(j)
The General Partner shall cause the Partnership to enter into an arrangement with the Management Company which arrangement shall require the Management Company to pay all costs and expenses of the Partnership.

5.3	Transactions with Affiliates
To the fullest extent permitted by applicable law, the General Partner (or any Affiliate of the General Partner), when acting on behalf of the Partnership, is hereby authorized to (a) purchase property from, sell property to, lend money to or otherwise deal with any Affiliates, any Partner, the Partnership, the Fund or any Affiliate of any of the foregoing Persons, and (b) obtain services from any Affiliates, any Partner, the Partnership, the Fund or any Affiliate of the foregoing Persons.

5.4	Expenses

(c)
Subject to the arrangement contemplated by Section 5.2(e), the Partnership will pay, or will reimburse the General Partner for, all costs and expenses arising in connection with the organization and operations of the Partnership.

(d)
Any withholding taxes payable by the Partnership, to the extent determined by the General Partner to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Partners, shall be allocated among and debited against the Capital Accounts of only those Partners on whose behalf such payments are made or whose particular circumstances gave rise to such payments in accordance with Section 4.2.

5.5	Rights of Limited Partners

(a)
Limited Partners shall have no right to take part in the management or control of the Partnership’s business, nor shall they have any right or authority to act for the Partnership or to vote on matters other than as set forth in this Agreement or as required by applicable law.

(b)
Without limiting the generality of the foregoing, the General Partner shall have the full and exclusive authority, without the consent of any Limited Partner, to compromise the obligation of any Limited Partner to make a capital contribution or to return money or other property paid or distributed to such Limited Partner in violation of the Act.

(c)
Nothing in this Agreement shall entitle any Partner to any compensation for services rendered to or on behalf of the Partnership as an agent or in any other capacity, except for any amounts payable in accordance with this Agreement.

5.6	Other Activities of Partners

(a)
Subject to the Fund LP Agreements (including, without limitation, Sections 5.1(d) and 6.8 thereof) and to full compliance with the code of ethics of Apollo Global Management, LLC and its Affiliates and other written policies relating to personal investment transactions, membership in the Partnership shall not prohibit a Limited Partner from purchasing or selling as a passive investor any interest in any asset.

(b)	Nothing in this Agreement shall prohibit the General Partner from engaging in any activity other than acting as General Partner hereunder.

5.7	Duty of Care; Indemnification

(a)
To the fullest extent permitted by law, the General Partner and its Affiliates and their respective partners, members, managers, shareholders, officers, directors, employees and associates and, with the approval of the General Partner, any agent of any of the foregoing (including their respective executors, heirs, assigns, successors or other legal representatives) (each, a “Covered Person” and collectively, the “Covered Persons”), shall not be liable to the Partnership or to any of the other Partners for any loss, claim, damage or liability occasioned by any acts or omissions in the performance of its services hereunder, except to the extent that it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such loss, claim, damage or liability is due to an act or omission of a Covered Person is due to an act or omission of such a Covered Person that constituted a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(b)
A Covered Person shall be indemnified to the fullest extent permitted by law by the Partnership against any losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) incurred by or imposed upon it by reason of or in connection with any action taken or omitted by such Covered Person arising out of the Covered Person’s status as a Partner or its activities on behalf of the Partnership, including in connection with any action, suit, investigation or proceeding before any judicial, administrative, regulatory or legislative body or agency to which it may be made a party or otherwise involved or with which it shall be threatened by reason of being or having been a Partner or by reason of serving or having served, at the request of the Partnership in its capacity as Fund General Partner, as a director, officer, consultant, advisor, manager, member or partner of any enterprise in which the Fund has or had a financial interest, including issuers of Portfolio Investments; provided that the Partnership may, but shall not be required to, indemnify a Covered Person with respect to any matter as to which there has been a Final Adjudication that such Covered Person’s acts or its failure to act (i) constituted a bad faith violation of the implied contractual covenant of good faith and fair dealing, or (ii) were of a nature that makes indemnification by the Fund unavailable. The right to indemnification granted by this Section 5.7 shall be in addition to any rights to which a Covered Person may otherwise be entitled and shall inure to the benefit of the successors by operation of law or valid assigns of such Covered Person. The Partnership shall pay the expenses incurred by a Covered Person in defending a civil or criminal action, suit, investigation or proceeding in advance of the final disposition of such action, suit, investigation or proceeding, upon receipt of an undertaking by the Covered Person to repay such payment if there shall be a Final Adjudication that it is not entitled to indemnification as provided herein. In any suit brought by the Covered Person to enforce a right to indemnification hereunder it shall be a defense that the Covered Person has not met the applicable standard of conduct set forth in this Section 5.7, and in any suit in the name of the Partnership to recover expenses advanced pursuant to the terms of an undertaking the Partnership shall be entitled to recover such expenses upon Final Adjudication that the Covered Person has not met the applicable standard of conduct set forth in this Section 5.7. In any such suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to an advancement of expenses, shall be on the Partnership (or any Limited Partner acting derivatively or otherwise on behalf of the Partnership or the Limited Partners). The General Partner may not satisfy any right of indemnity or reimbursement granted in this Section 5.7 or to which it may be otherwise entitled except out of the assets of the Partnership (including, without limitation, insurance proceeds and rights pursuant to indemnification agreements), and no Partner shall be personally liable with respect to any such claim for indemnity or reimbursement. The General Partner may enter into appropriate indemnification agreements and/or arrangements reflective of the provisions of this Section 5 and obtain appropriate insurance coverage on behalf and at the expense of the Partnership to secure the Partnership’s indemnification obligations hereunder and may enter into appropriate indemnification agreements and/or arrangements reflective of the provisions of this Section 5. Each Covered Person shall be deemed a third party beneficiary (to the extent not a direct party hereto) to this Agreement and, in particular, the provisions of this Section 5, and shall be entitled to the benefit of the indemnity granted to the Partnership by the Fund pursuant to the terms of the Fund LP Agreement.

(c)
To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Partners, the Covered Person shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity to the Partnership or the Partners, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person. Notwithstanding anything to the contrary contained in this Agreement or otherwise applicable provision of law or equity, to the maximum extent permitted by the Act, a Covered Person shall owe no duties (including fiduciary duties) to the Partnership or the Partners other than those specifically set forth herein; provided that a Covered Person shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(d)
Each of the Covered Persons may consult with legal counsel, accountants and other experts selected by it and any act or omission suffered or taken by it on behalf of the Partnership or in furtherance of the interests of the Partnership or the Fund in good faith in reliance upon and in accordance with the advice of such counsel, accountants or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission.

6.	ADMISSIONS, TRANSFERS AND WITHDRAWALS

6.1	Admission of Additional Limited Partners; Effect on Points
The General Partner may, in its absolute discretion and at any time admit as an additional Limited Partner any Person who has agreed to be bound by this Agreement, and the Points Committee may, subject to clause 7.1(b), (i) assign Points and issue FC Shares to such Person and/or (ii) increase or decrease the Points of any existing Partner. Each additional Limited Partner shall execute either a deed of adherence to this Agreement or a separate instrument evidencing, to the satisfaction of the General Partner, such Limited Partner’s intent to become a Limited Partner and be bound by this Agreement and shall be admitted as a Limited Partner upon such execution. In connection with such admission or increase in Points of any Partner, the Points of the other Partners shall be reduced in an amount and proportion determined by the Points Committee in its sole and absolute discretion but subject always to the provisions of Section 7.3(c).

6.2	Admission of Additional General Partner and Transfer

(c)
The General Partner may admit one or more additional general partners at any time without the consent of any Limited Partner. No reduction in the Points of any Limited Partner shall be made as a result of the admission of an additional general partner. Any additional general partner shall be admitted as a general partner upon its execution of a counterpart signature page or other document adhering to this Agreement.

(d)	The General Partner may Transfer its general partner interest in the Partnership to any other Person, without the consent of any Limited Partner.

6.3	Transfer of Interests of Limited Partners

(e)
No Transfer of any Limited Partner’s interest in the Partnership, whether voluntary or involuntary, shall be valid or effective, and no transferee shall become a substituted Limited Partner, unless the prior written consent of the General Partner has been obtained, which consent may be given or withheld by the General Partner in its discretion. In the event of any Transfer, all of the conditions of the remainder of this Section 6.3 must also be satisfied.

(f)
A Limited Partner requesting approval of a Transfer, or such Partner’s legal representative, shall give the General Partner reasonable notice before the proposed effective date of any requested Transfer, and shall provide sufficient information to allow legal counsel acting for the Partnership to make the determination that the proposed Transfer will not:

(i)	require registration of the Partnership or any interest therein under any securities or commodities laws of any jurisdiction;

(ii)	result in a termination of the Partnership under section 708(b)(l)(B) of the Code or jeopardize the status of the Partnership as a partnership for United States federal income tax purposes; or

(iii)	violate, or cause the Partnership, the Fund, the General Partner or any Limited Partner to violate, any applicable law, rule or regulation of any jurisdiction.
Such notice must be supported by proof of legal authority and a valid instrument of assignment acceptable to the General Partner.

(g)
A permitted transferee shall be entitled to the allocations and distributions attributable to the interest in the Partnership transferred to such transferee and to Transfer such interest in accordance with the terms of this Agreement; provided that such transferee shall not be entitled to the other rights of a Limited Partner as a result of such transfer until it becomes a substituted Limited Partner. No transferee may become a substituted Limited Partner except with the prior written consent of the General Partner (which consent may be given or withheld by the General Partner in its discretion). Such transferee shall be admitted to the Partnership as a substituted Limited Partner upon execution of a counterpart of this Agreement or such other instrument evidencing, to the satisfaction of the General Partner, such Limited Partner’s intent to become a Limited Partner. Notwithstanding the above, the Partnership and the General Partner shall incur no liability for allocations and distributions made in good faith to the transferring Limited Partner until a written instrument of Transfer has been received and accepted by the General Partner and recorded on the books of the Partnership and the effective date of the Transfer has passed.

(h)
Any other provision of this Agreement to the contrary notwithstanding, to the fullest extent permitted by law, any successor or transferee of any Limited Partner’s interest in the Partnership shall be bound by the provisions hereof. Prior to recognizing any Transfer in accordance with this Section 6.3, the General Partner may require the transferee to make certain representations and warranties to the Partnership and the Partners and to accept, adopt and approve in writing all of the terms and provisions of this Agreement.

(i)
In the event of a Transfer or in the event of a distribution of assets of the Partnership to any Partner, the Partnership, at the direction of the General Partner, may, but shall not be required to, file an election under section 754 of the Code and in accordance with the applicable Treasury Regulations, to cause the basis of the Partnership’s assets to be adjusted as provided by section 734 or section 743 of the Code.

(j)
The Partnership shall maintain books for the purpose of registering the transfer of interests in the Partnership. No transfer of an interest in the Partnership shall be effective until the transfer of such interest is registered upon books maintained for that purpose by or on behalf of the Partnership.

6.4	Withdrawal of Partners
A Partner in the Partnership may not withdraw from the Partnership prior to its dissolution. For the avoidance of doubt, any Limited Partner who transfers to a Related Party such Limited Partner’s entire remaining entitlement to allocations and distributions shall remain a Limited Partner, notwithstanding the admission of the transferee Related Party as a Limited Partner, for as long as the transferee Related Party remains a Limited Partner.

6.5	Pledges

(c)
A Limited Partner shall not pledge or grant a security interest in such Limited Partner’s interest in the Partnership unless the prior written consent of the General Partner has been obtained (which consent may be given or withheld by the General Partner).

(d)
Any limited partner interest in the Partnership may be confirmed by a certificate of limited partnership interest issued by the Partnership in such form as the General Partner may approve. Every certificate representing a limited partner interest in the Partnership shall bear a legend substantially in the following form:

“THE TRANSFER OR PLEDGE OF THE PARTNERSHIP INTERESTS REFERENCED IN THIS CERTIFICATE MAY ONLY OCCUR IN ACCORDANCE WITH AND GOVERNED BY THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT, DATED 2010, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME AND AS MAY BE PRESCRIBED UNDER THE EXEMPTED LIMITED PARTNERSHIP LAW (AS AMENDED).”

(e)
The Partnership shall maintain books for the purpose of registering the Transfer of limited partner interests in the Partnership. In connection with a Transfer in accordance with this Agreement of any limited partner interests in the Partnership, the endorsed certificate(s) evidencing such interest shall be delivered to the Partnership for cancellation, and the Partnership shall thereupon issue a new certificate to the transferee evidencing the interest that was transferred and, if applicable, the Partnership shall issue a new certificate to the transferor evidencing any interest registered in the name of the transferor that was not transferred.

7.	POINTS

7.1	Allocation of Points

(e)
A “Point” means a 1/x share of Operating Profit or Operating Loss, where x equals the aggregate number of Points assigned or available for assignment at the relevant time. The aggregate number of Points assigned or available for assignment to all Partners shall be 2,000.

(f)
Except as otherwise provided herein, the Points Committee shall be responsible for the allocation of Points from time to time to the Limited Partners, provided that the Points Committee shall not, at any time, be permitted to allocate more than … Points. At each such time of allocation, all Points available for allocation shall be so allocated to the Limited Partners by the Points Committee; provided that the allocation of Points to any Limited Partner who is invited to become a limited partner of EPF Co-Investors after the date hereof shall not become effective until the effective date of the acceptance by EPF Co-Investors of a capital commitment from such Limited Partner (or his Related Party, as applicable) in a mutually agreed amount. Points allocated to Limited Partners may not be reduced except as set forth in Section 6.1 and Section 7.3. Any Points not specifically allocated to Limited Partners shall be for the benefit of APH.

(g)
The General Partner shall maintain on the books and records of the Partnership a record of the number of Points allocated to each Limited Partner and shall give notice to each Limited Partner of the number of such Limited Partner’s Points upon admission to the Partnership of such Limited Partner and as soon as reasonably practicable upon any change in such Limited Partner’s Points.

7.2	Retirement of Partners

(k)	A Limited Partner shall become a Retired Partner upon:

(i)	delivery to such Limited Partner of a notice by the General Partner declaring such Limited Partner to be a Retired Partner;

(ii)
a date specified in a notice delivered by such Limited Partner to the General Partner stating that such Limited Partner elects to become a Retired Partner, which date shall not be less than 60 days after the General Partner’s receipt of such notice; or

(iii)
the death of the Limited Partner, whereupon the estate of the deceased Limited Partner shall be treated as a Retired Partner in the place of the deceased Limited Partner, or the Permanent Disability of the Limited Partner.

x

(l)
The notice declaring any Limited Partner to be a Retired Partner shall specify whether such Limited Partner is being declared a Retired Partner for Cause or a Retired Partner other than for Cause. Retirement by reason of death or Permanent Disability shall constitute retirement other than for Cause. A written notice of retirement given by a Limited Partner shall be deemed to constitute a declaration that such Limited Partner is a Retired Partner for Cause.

(m)
Nothing in this Agreement shall obligate the General Partner to treat Retired Partners alike, and the exercise of any power or discretion by the General Partner in the case of any one such Retired Partner shall not create any obligation on the part of the General Partner to take any similar action in the case of any other such Retired Partner, it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each such Retired Partner separately.

7.3	Effect of Retirement on Points

(d)
The Points of any Limited Partner who becomes a Retired Partner for Cause shall be reduced automatically to zero and the points of any Limited Partner who becomes a Retired Partner other than for Cause shall be reduced automatically to an amount equal to such Limited Partner’s Vested Points as of the date such Limited Partner became a Retired Partner. Any such reduction shall be effective as of the date such Limited Partner became a Retired Partner or such subsequent date as may be determined by the Points Committee; provided that the Points Committee may agree to a lesser reduction (or to no reduction) of the Points of any such Limited Partner who becomes a Retired Partner.

(e)	The Points Committee shall determine the manner of apportioning any Points that become available for reallocation pursuant to Section 7.3(a) as a result of any Partner becoming a Retired Partner.

(f)	Except as set out in Section 7.3(a), the Points of any Limited Partner who becomes a Retired Partner shall not be reduced without the consent of such Limited Partner.

7.4	Points as Profits Interests

(f)
Except to the extent not permitted by law, the Partnership and each Limited Partner agree to treat Points as “profits interests” within the meaning of U.S. Internal Revenue Service Revenue Procedure (“Rev. Proc”). 93-27, 1993-2 C.B. 343. Except to the extent not permitted by law, in accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Partnership shall treat each Limited Partner as the holder of Points from the issue date of such Points, and shall file its Partnership tax return, and issue appropriate Schedules K-1 to such

Limited Partner, allocating to such Limited Partner its distributive share of all items of income, gain, loss, deduction and credit associated with such Points and each such Limited Partner agrees to take into account such distributive share in computing such Limited Partner’s U.S. federal income tax liability for the entire period during which such Limited Partner holds such Points. Except as required pursuant to a “Determination” as defined in section 1313(a) of the Code, the Partnership and each Limited Partner agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of any Points issued to a Limited Partner at the time of issuance of the Points. The undertakings contained in this Section 7.4(a) shall be construed in accordance with section 4 of Rev. Proc. 2001-43. Except to the extent not permitted by law, the provisions of this Section 7.4(a) shall apply regardless of whether the Limited Partner files an election pursuant to section 83(b) of the Code.

(g)
Notwithstanding the provisions of this Agreement, the General Partner shall have the discretion to vary the allocations of Profit and Loss and the distributions pursuant to this Agreement to the extent necessary to ensure that the issuance of Points to a Limited Partner does not result, in the General Partner’s discretion, in a taxable capital shift (unless the General Partner otherwise intends) to such Limited Partner, including by treating as additional Profit or Loss for the taxable period and by allocating such Profit and Loss to the Limited Partners other than the Limited Partner receiving the Points, any unrealized appreciation or deprecation in the Partnership’s assets as of the time the Points are issued.

8.	DISSOLUTION AND LIQUIDATION

8.1	Dissolution and Liquidation of Partnership

(n)
Upon commencement of the winding up of the Partnership pursuant to section 2.4 of this Agreement (if applicable), the General Partner shall liquidate the business and administrative affairs of the Partnership pursuant to section 15(1) of the Act (as applicable), except that, if the General Partner is unable to perform this function, a liquidator may be elected by a majority in interest (determined by Points) of Limited Partners and upon such election such liquidator shall liquidate the Partnership pursuant to this Agreement and the Act and section 15(2) of the Act shall not apply to this Agreement. FC Profit and FC Loss, Operating Profit and Operating Loss during the Fiscal Years that include the period of liquidation shall be allocated pursuant to Section 3.4. The proceeds from liquidation shall be distributed in the following manner:

(i)
first, the debts, liabilities and obligations of the Partnership including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Partnership’s assets to the Partners has been completed, shall be satisfied (whether by payment or by making reasonable provision for payment thereof); and

(ii)	thereafter, the Partners shall be paid amounts pro rata in accordance with and up to the positive balances of their respective Capital Accounts, as adjusted pursuant to Section 3.

(o)
Anything in this Section 8.1 to the contrary notwithstanding, the General Partner or liquidator may distribute ratably in kind rather than in cash, upon winding up, any assets of the Partnership in accordance with the priorities set forth in Section 8.l(a); provided that if any in kind distribution is to be made, the assets distributed in kind shall be valued as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 8.l(a).

The Partnership shall be dissolved upon the filing of a statement with the Registrar of Exempted Limited Partnerships pursuant to section 15(3) of the Act.

9.	POINTS COMMITTEE

9.1	Points Committee

(g)
The General Partner shall constitute a sub-committee known as the “Points Committee” for the purposes set out in this Agreement. The members of the Points Committee shall be James Zelter and…. The members of the Points Committee shall be entitled to appoint additional persons as members of the Points Committee, to remove any member of the Points Committee and to fill any vacancy in their number at any time.

(h)
Any action or decision of the Points Committee shall be valid if approved either at a meeting of its members or by written consent of a majority of the members for the time being. In the event that the members of the Points Committee are unable to agree a majority decision in respect of any decision to be made by the Points Committee, then any such decision may then be taken by the General Partner in its sole and absolute discretion. All members shall be entitled to reasonable notice of any proposed action or decision and any member shall be entitled to convene a meeting by giving reasonable notice to the other members.

(i)
Any two members attending in person or by telephone conference facility shall constitute a quorum of the Points Committee and, at a meeting attended by such a quorum, any action or decision shall be valid if approved by a majority of the members there present.

(j)
Reference in this Agreement to the Points Committee taking an action as a result of a Limited Partner becoming a Retired Partner shall not oblige the Points Committee to take such action immediately once such person becomes a Retired Partner and, unless otherwise expressly stated herein, the Points Committee may exercise any discretion it has under this Agreement any time after such discretion becomes available to it.

10.	GENERAL PROVISIONS

10.1	Amendment of this Agreement

(h)
The General Partner may amend this Agreement at any time, in whole or in part, without the consent of any other Partner; provided that any amendment which would increase the obligation of any Partner to make any contribution to the capital of the Partnership or adversely affect such Partner’s right to withdraw voluntarily from the Partnership shall not be made unless such Partner has, at the General Partner’s election, (i) consented thereto, or (ii) been provided with an opportunity to withdraw from the Partnership as of a date determined by the General Partner that is prior to the effective date of the amendment. Without limiting the foregoing, the General Partner may amend this Agreement at any time, in whole or in part, without the consent of any other Partner, to enable the Partnership to comply with the requirements of the “Safe Harbor” Election within the meaning of the Proposed Revenue Procedure of Notice 2005-43, 2005-24 IRB 1, Proposed Treasury Regulation section 1.83-3(e)(l) or Proposed Treasury Regulation section 1.704-1(b)(4)(xii) at such time as such proposed Procedure and Regulations are effective and to make any such other related changes as may be required by pronouncements or Treasury Regulations issued by the Internal Revenue Service or Treasury Department after the date of this Agreement. An adjustment of Points shall not be considered an amendment to the extent effected in compliance with the provisions of Section 6.1 or Section 7 as in effect on the date hereof or as hereafter amended in compliance with the requirements of this Section 10.1(a).

(i)
Notwithstanding the provisions of this Agreement, including Section 10.1(a), it is hereby acknowledged and agreed that the General Partner on its own behalf or on behalf of the Partnership without the approval of any Limited Partner or any other Person may enter into one or more side letters or similar agreements with one or more Limited Partners which have the effect of establishing rights under, or altering or supplementing the terms of this Agreement. The parties hereto agree that any terms contained in a side letter or similar agreement with one or more Partners shall govern with respect to such Partner or Partners notwithstanding the provisions of this Agreement. Any such side letters or similar agreements shall be binding upon the Partnership or the General Partner, as applicable, and the signatories thereto as if the terms were contained in this Agreement.

10.2	Special Power-of-Attorney

(e)
Each Partner hereby irrevocably makes, constitutes and appoints the General Partner with full power of substitution, the true and lawful representative and attorney-in-fact, and in the name, place and stead of such Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(i)	any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 10.1);

(ii)
all such other instruments, documents and certificates which, in the opinion of legal counsel to the Partnership, may from time to time be required by the laws of the Cayman Islands or any other jurisdiction, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership as a limited partnership;

(iii)
all such instruments, certificates, agreements and other documents relating to the conduct of the investment program of the Fund which, in the opinion of such attorney-in-fact and the legal counsel to the Fund, are reasonably necessary to accomplish the legal, regulatory and fiscal objectives of the Fund in connection with its or their acquisition, ownership and disposition of investments, including, without limitation:

(A)    the governing documents of any management entity formed as a part of the tax planning for the Fund and any amendments thereto; and
(B)    documents relating to any restructuring transaction with respect to any of the Fund’s investments;

(iv)
any written notice or letter of resignation from any board seat or office of any Person (other than a company that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or that is registered under the Investment Company Act of 1940, as amended), which board seat or office was occupied or held at the request of the Partnership or any of its Affiliates; and

(v)
all such proxies, consents, assignments and other documents as the General Partner determines to be necessary or advisable in connection with any merger or other reorganization, restructuring or other similar transaction entered into in accordance with this Agreement (including the provisions of Section 10.5(c)).

(f)
Each Limited Partner is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Partnership without such Partner’s consent. If an amendment of this Agreement or any action by or with respect to the Partnership is taken by the General Partner in the manner contemplated by this Agreement, each Limited Partner agrees that, notwithstanding any objection which such Limited Partner may assert with respect to such action, the General Partner is authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Partner is fully aware that each other Partner will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Partnership. This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the General Partner and is intended to secure an interest in property and secures the obligations of each Limited Partner under this Agreement and as such:

(i)
shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-ofattorney, regardless of whether the Partnership or the General Partner shall have had notice thereof; and

(ii)
shall survive any Transfer by a Limited Partner of the whole or any portion of its interest in the Partnership, except that, where the transferee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, this power of attorney given by the transferor shall survive such Transfer for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.

10.3	Notices
Any notice required or permitted to be given under this Agreement shall be in writing. A notice to the General Partner shall be directed to the attention of John Suydam with a copy to the general counsel of the Partnership. A notice to a Limited Partner shall be directed to such Limited Partner’s last known residence as set forth in the books and records of the Partnership or its Affiliates (a Limited Partner’s “Home Address”). A notice shall be considered given when delivered to the addressee either by hand at such Partner’s Partnership office or electronically to the primary e-mail account supplied by the Partnership for Partnership business communications, except that a notice to a former Partner shall be considered given when delivered by hand by a recognized overnight courier together with mailing by regular mail to such former Partner’s Home Address.

10.4	Agreement Binding Upon Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors by operation of law, but the rights and obligations of the Limited Partners hereunder shall not be assignable, transferable or delegable except as expressly provided herein, and any attempted assignment, transfer or delegation thereof that is not made in accordance with such express provisions shall be void and unenforceable.

10.5	Merger, Consolidation, etc.

(a)
Subject to Sections 10.5(b) and 10.5(c) and to the extent permitted by law, the Partnership may merge or consolidate with or into one or more limited partnerships formed under the Act or other business entities (as defined in section 17-211 of the Act) pursuant to an agreement of merger or consolidation which has been approved by the General Partner.

(b)
Subject to Section 10.1(a) but notwithstanding any other provision to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 10.5(a) may, to the extent permitted by the Act and Section 10.5(a), (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited partnership agreement for the Partnership if it is the surviving or resulting limited partnership in the merger or consolidation, or (iii) provide that the limited partnership agreement of any other constituent limited partnership to the merger or consolidation (including a limited partnership formed for the purpose of consummating the merger or consolidation) shall be the limited partnership agreement of the surviving or resulting limited partnership.

(c)
The General Partner may require one or more of the Limited Partners to sell, exchange, transfer or otherwise dispose of their interests in the Partnership in connection with any such transaction, and each Limited Partner shall take such action as may be directed by the General Partner to effect any such transaction.

10.6	Governing Law
This Agreement, and the rights of each and all of the Partners hereunder, shall be governed by and construed in accordance with the laws of the Cayman Islands, without regard to conflict of laws rules thereof. The parties hereby consent to the non-exclusive jurisdiction and venue for any action arising out of or relating to this Agreement in the Courts of the Cayman Islands. In addition to any other means available at law for service of process, each Limited Partner hereby agrees to the fullest extent permitted by law that service of process will be duly effectuated when delivered to a Limited Partner’s Home Address by hand or by a recognized overnight carrier, together with mailing by regular mail.

10.7	Termination of Right of Action
Every right of action arising out of or in connection with this Agreement by or on behalf of any past, present or future Partner or the Partnership against any past, present or future Partner shall, to the fullest extent permitted by applicable law, irrespective of the place where the action may be brought and irrespective of the residence of any such Partner, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

10.8	Confidentiality

(a)
Each Limited Partner acknowledges and agrees that the information contained in the books and records of the Partnership concerning the Points assigned with respect to any other Limited Partner is confidential, and, to the fullest extent permitted by applicable law, each Limited Partner waives, and covenants not to assert, any claim or entitlement whatsoever to gain access to any such information. The Limited Partners agree that the restrictions set forth in this Section 10.8(a) shall constitute reasonable standards under the Act regarding access to information.

(b)
Each Limited Partner acknowledges and agrees not to, at any time, either during the term of such Limited Partner’s participation in the Partnership or thereafter, disclose, use, publish or in any manner reveal, directly or indirectly, to any Person (other than on a confidential basis to such Limited Partner’s legal and tax advisors who have a need to know such information) the contents of this Agreement or any Confidential Information, except (i) with the prior written consent of the General Partner, (ii) to the extent that any such information is in the public domain other than as a result of the Limited Partner’s breach of any of his obligations, or (iii) where required to be disclosed by court order, subpoena or other government process; provided that, to the fullest extent permitted by law, the Limited Partner shall promptly notify the General Partner upon becoming aware of any such disclosure requirement and shall cooperate with any effort by the General Partner to prevent or limit such disclosure.

(c)
Notwithstanding any of the provisions of this Section 10.8, each Limited Partner may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of an investment in the Partnership and all materials of any kind (including tax opinions or other tax analyses) that are provided to the Limited Partner relating to such tax treatment. For this purpose, “tax treatment” is the purported or claimed United States federal income tax treatment of a transaction and “tax structure” is limited to any fact that may be relevant to understanding the purported or claimed United States federal income tax treatment of a transaction. For this purpose, the names of the Partnership, the Partners, their affiliates, the names of their partners, members or equity holders and the representatives, agents and tax advisors of any of the foregoing are not items of tax structure.

10.9	Not for Benefit of Creditors
The provisions of this Agreement are intended only for the regulation of relations among Partners and between Partners and former or prospective Partners and the Partnership. Subject to the rights of Covered Persons provided by Section 5.7, this Agreement is not intended for the benefit of any Person who is not a Partner, and no rights are intended to be granted to any other Person who is not a Partner under this Agreement.

10.10	Consents
Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Partnership.

10.11	Reports
As soon as practicable after the end of each taxable year, the General Partner shall furnish to each Limited Partner (a) such information as may be required to enable each Limited Partner to properly report for United States federal and state income tax purposes such Partner’s distributive share of each Partnership item of income, gain, loss, deduction or credit for such year, and (b) a statement of the total amount of Operating Profit or Operating Loss for such year and a reconciliation of any difference between (i) such Operating Profit or Operating Loss and (ii) the aggregate net profits or net losses allocated by the Fund to the Partnership for such year (other than any difference attributable to the aggregate FC Profit or FC Loss allocated by the Fund to the Partnership for such year).

10.12	Filings
The Partners hereby agree to take any measures necessary (or, if applicable, refrain from any action) to ensure that the Partnership is treated as a partnership for United States federal, state and local income tax purposes.

10.13	Miscellaneous

(a)	The captions and titles preceding the text of each Section hereof shall be disregarded in the construction of this Agreement.

(b)	As used herein, masculine pronouns shall include the feminine and neuter, and the singular shall be deemed to include the plural.

(c)	This Agreement may be executed in counterparts, each of which shall be deemed to be an original hereof.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a Deed the day and year first above written.
General Partner:
APOLLO EPF CAPITAL MANAGEMENT, LIMITED

By: /s/ David Bree
Name: David Bree
Title: Director
/s/ Antonia Harris
Signature of Witness
Antonia Harris
(Please Type Name)

Initial Limited Partner:
APOLLO PRINCIPAL HOLDINGS IV, L.P.
By:     Apollo Principal Holdings IV GP, Ltd

 its General Partner
By: /s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President
/s/ Kimberly Wooten
Signature of Witness
Kimberly Wooten
(Please Type Name)